Exhibit 99.1

News Release

Wabtec Increases Share Buyback Authorization

And Also Increases Dividend; Shareholders

Approve Company Proposals At Annual Meeting

WILMERDING, PA, May 11, 2011 – Wabtec Corporation (NYSE: WAB) today announced that the company has increased its share buyback authorization to $150 million and also increased its regular quarterly dividend to 3 cents per share, from 1 cent per share. The new dividend rate will be payable initially Aug. 31, 2011 to shareholders of record Aug. 17, 2011.

The new share buyback authorization supersedes the previous authorization of $150 million, which had about $40 million remaining. The company intends to buy back shares on the open market or in negotiated or block trades. No time limit was set for the completion of the program, which qualifies under the company’s credit agreement as well as the bond indenture for its currently outstanding debt.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Given the company’s future outlook and track record of producing strong cash flow, we have ample financial strength to invest in growth opportunities and return a portion of our earnings to shareholders in a variety of ways. We intend to review our policies periodically and adjust them based on Wabtec’s financial performance and future prospects.”

Also today, at the company’s annual meeting in Pittsburgh Wabtec shareholders elected two directors to three-year terms and approved other company proposals. Directors elected were: Emilio A. Fernandez and Lee B. Foster, II.

In addition, shareholders ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2011 fiscal year, approved two non-binding proposals relating to executive compensation, and approved the company’s 2011 stock incentive plan.

During the meeting, Wabtec recognized James V. Napier, a long-time board member who did not stand for re-election because he has reached the company’s mandatory retirement age.

Neupaver said: “We salute Jim for his many years of service to Wabtec, beginning with the company’s initial public offering in 1995. Throughout his tenure, Jim provided valuable input and counsel to both the board and our management team, and represented our shareholders’ interests well. We thank him and wish him the best in the future.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148